Exhibit 99.1

NEWCASTLE INVESTMENT CORP.

Contact:

Lilly H. Donohue

Director of Investor Relations

212-798-6118

Nadean Finke

Investor Relations

212-479-5295

Newcastle Announces Third Quarter 2009 Results

Third Quarter 2009 Financial Results

New York, NY, November 6, 2009 – Newcastle Investment Corp. (NYSE: NCT) reported that for the quarter ended September 30, 2009, GAAP income was $49.7 million or $0.94 per diluted share, compared to a GAAP loss of $2.83 per diluted share for the quarter ended September 30, 2008.

GAAP income of $49.7 million consists of net interest income less expenses (net of preferred dividends) of $11.5 million plus other income of $129.0 million, less impairments of $90.8 million.

Other income is primarily related to gains on the extinguishment of CDO debt. In September, Newcastle repurchased a face amount of $150.1 million of CDO bonds in CDOs VIII, IX and X for $16.7 million. As a result, Newcastle recorded a gain on extinguishment of debt of $132.5 million in the third quarter of 2009.

Recourse Debt Reduction

In the third quarter, the Company decreased its non-agency recourse debt by $41 million and decreased its FNMA/FHLMC recourse debt by $3 million. As detailed below, the Company’s unrestricted cash balance currently exceeds its non-agency recourse liabilities (excluding our junior subordinated notes, which are long-term obligations).

Financing and Liquidity

Certain details regarding our liquidity and current financings are set forth below as of November 4, 2009:

•	Cash – We had unrestricted cash of $74.0 million. In addition, we had $126.7 million of restricted cash for reinvestment in our CDOs;

•

Margin Exposure – We have no financings subject to margin calls, other than one repurchase agreement with a face amount of $41.4 million which finances our FNMA/FHLMC investments and four interest rate swap agreements with an aggregate notional amount of $70.1 million; and

•	Recourse Financings – Substantially all of our assets, other than our FNMA/FHLMC investments, are currently financed with term debt subject to amortization payments.

The following table illustrates the change in our unrestricted cash and recourse financings, excluding our junior subordinated notes ($ in millions):

	November 4, 2009	September 30, 2009	June 30, 2009

Unrestricted Cash	$74	$73	$66

Recourse Financings
Non-FNMA/FHLMC (non-agency)
Real Estate Securities, Loans, and Properties	36	36	73
Manufacturing Housing Loans	13	13	17

Subtotal	49	49	90

FNMA/FHLMC Investments	41	42	45

Total Recourse Financings	$90	$91	$135

The following table summarizes the scheduled repayments of our non-agency recourse financings ($ in millions):

Scheduled Repayments
November 5, 2009 to December 31, 2009	$6
1st Quarter 2010	15
2nd Quarter 2010	23
3rd Quarter 2010	3
4th Quarter 2010	2

Total Recourse Financings	$49

The following table summarizes our cash receipts in the third quarter 2009 from our CDO financings, their related coverage tests, and negative watch assets ($ in thousands):

	Primary		Interest Coverage % Excess	Over Collateralization % Excess			Assets on
	Collateral Type	Cash Receipts (1)	September 30, 2009 (2)	September 30, 2009 (2)	June 30, 2009 (2)	Original	Negative Watch (3)
CDO IV	Securities	$145	108.2%	-6.5%	0.6%	3.5%	$136,374
CDO V	Securities	1,764	117.1%	2.7%	2.7%	2.5%	129,026
CDO VI	Securities	147	97.4%	-15.5%	-13.4%	2.6%	193,436
CDO VII	Securities	147	70.2%	-26.3%	-20.1%	2.5%	232,748
CDO VIII	Loans	5,021	263.8%	2.7%	4.4%	4.5%	197,743
CDO IX	Loans	5,373	266.7%	6.1%	2.3%	8.1%	47,250
CDO X	Securities	4,590	267.4%	1.6%	3.6%	8.3%	381,878

Total		$17,187					$1,318,455

(1)	Represents net cash received from each CDO based on all of our interests in such CDO (including senior management fees). Cash receipts for the quarter-ended September 30, 2009 may not be indicative of cash receipts for subsequent periods. See forward-looking statements below for risks and uncertainties that could cause our cash receipts for subsequent periods to differ materially from these amounts.
(2)	Represents excess or deficiency under the applicable interest coverage or over collateralization tests to the first threshold at which cash flow would be redirected. We generally do not receive material cash flow from the CDO until the deficiency is corrected. The information regarding coverage tests is based on data from the most recent remittance date on or before September 30, 2009 or June 30, 2009 as applicable.
(3)	Represents the face amount of assets on negative watch for possible downgrade by at least one rating agency (Moody’s, S&P, or Fitch) as of September 30, 2009 in each CDO. The amounts include CDO bonds of $146.3 million issued by Newcastle, which are eliminated in consolidation and not reflected in our investment portfolio segments.

•	The cash receipts above include $1.5 million of non-recurring fees received in the CDOs.

•

The over collateralization excess percentages as of the October remittance reports were as follows: CDO VI -15.3%, CDO VII -28.0%, CDO VIII 8.3%, CDO IX 15.7% and CDO X 7.0%. CDOs IV and V only report actual over collateralization excess percentages on a quarterly basis.

Book Value

Our GAAP book value increased to $(38.20) per share, or $(2.0) billion at September 30, 2009, up from $(44.15) per share, or $(2.3) billion at June 30, 2009.

For a reconciliation of net income (loss) applicable to common stockholders to net interest income less expenses (net of preferred dividends), please refer to the tables following the presentation of GAAP results.

Dividends

For the quarter ended September 30, 2009, Newcastle’s Board of Directors elected not to pay a common stock or preferred stock dividend. The Company decided to retain capital for liquidity and for working capital purposes.

Investment Portfolio

Newcastle’s $5.6 billion investment portfolio (with a basis of $3.3 billion) consists of commercial, residential and corporate debt. During the quarter, the portfolio decreased by $150.7 million primarily as a result of principal repayments of $176.9 million, sales of $42.5 million and actual principal writedowns of $33.2 million, offset by purchases of $101.9 million.

The following table describes our investment portfolio as of September 30, 2009 ($ in millions):

	Face Amount $	Basis Amount $ (1)	% of Basis	Number of Investments	Credit (2)	Weighted Average Life (yrs) (3)
Commercial Assets
CMBS	$2,389	$1,504	44.9%	285	BB+	3.2
Mezzanine Loans	754	276	8.3%	23	68%	1.7
B-Notes	308	74	2.2%	11	60%	1.6
Whole Loans	98	58	1.7%	4	37%	1.9

Total Commercial Assets	3,549	1,912	57.1%			2.7

Residential Assets
MH and Residential Loans	499	361	10.8%	12,956	697	6.0
Subprime Securities	483	206	6.2%	104	B	3.8
Subprime Retained Securities & Residuals	66	3	0.1%	7	C/649	1.8
Real Estate ABS	87	68	2.0%	26	BBB-	4.5

	1,135	638	19.1%			4.7
FNMA/FHLMC Securities	48	48	1.4%	3	AAA	3.9

Total Residential Assets	1,183	686	20.5%			4.6

Corporate Assets
REIT Debt	561	552	16.5%	61	BB	4.3
Corporate Bank Loans	341	198	5.9%	10	CCC-	2.6

Total Corporate Assets	902	750	22.4%			3.7

Total/Weighted Average (4)	$5,634	$3,348	100.0%			3.3

(1)	Net of impairments.
(2)	Credit represents weighted average of minimum rating for rated assets, LTV (based on the appraised value at the time of purchase) for non-rated commercial assets, FICO score for non-rated residential assets and an implied AAA rating for FNMA/FHLMC securities. Ratings provided above were determined by third party rating agencies as of a particular date, may not be current and are subject to change (including the assignment of a “negative watch”) at any time.
(3)	Weighted average life represents the timing of expected principal payments on the asset. For an asset with an expected loss, weighted average life represents the timing of all remaining expected cash flows, both principal and interest payments.
(4)	Excludes operating real estate held for sale of $11 million and loans subject to call option with a face amount of $406 million.

Commercial Assets

We own $3.5 billion of commercial assets (with a basis of $1.9 billion), which includes CMBS, mezzanine loans, B-Notes and whole loans.

•

During the quarter, we purchased CMBS assets of $48.6 million, had principal repayments of $31.8 million and had $1.3 million of actual principal writedowns for a net increase of $15.5 million. We purchased eight CMBS assets with an average rating of “A.”

•	We had no commercial assets upgraded, 19 securities or $137.6 million affirmed and 37 securities or $369.0 million downgraded (from an average rating of BB+ to B).

•	We currently have approximately $1.1 billion of CMBS assets that are on negative watch for possible downgrade by at least one rating agency as of September 30, 2009.

CMBS portfolio ($ in thousands):

Vintage (1)	Average Minimum Rating (2)	Number	Face Amount $	Basis Amount $	% of Basis	Delinquency 60+/FC/REO (3)	Principal Subordination (4)	Weighted Average Life (yrs)
Pre 2004	BBB+	81	429,115	413,444	27.5%	3.6%	11.8%	3.3
2004	BB+	61	434,747	338,967	22.5%	3.1%	5.7%	4.2
2005	BB	53	601,136	251,409	16.7%	2.0%	5.8%	3.1
2006	BB+	50	473,568	324,715	21.6%	1.3%	10.3%	2.9
2007	B+	40	450,518	175,363	11.7%	3.0%	10.8%	2.4

TOTAL/WA	BB+	285	2,389,084	1,503,898	100.0%	2.5%	8.7%	3.2

(1)	The year in which the securities were issued.
(2)	Ratings provided above were determined by third party rating agencies as of a particular date, may not be current and are subject to change (including the assignment of a “negative watch”) at any time.
(3)	The percentage of underlying loans that are 60+ days delinquent, or in foreclosure or considered real estate owned (REO).
(4)	The percentage of the outstanding face amount of securities that is subordinate to our investments.

Mezzanine loans, B-Notes and whole loans portfolio ($ in thousands):

	Mezzanine Loans	B-Notes	Whole Loans	Total
Face Amount ($)	753,902	308,085	97,680	1,159,667
Basis Amount ($)	276,196	73,599	58,496	408,291

Number	23	11	4	38

WA First $ Loan To Value (1)	55.3%	47.9%	0.0%	48.7%
WA Last $ Loan To Value (1)	68.1%	59.8%	37.3%	63.3%

Delinquency (%) (2)	6.0%	42.7%	0.0%	15.2%

(1)	Loan To Value is based on the appraised value at the time of purchase.
(2)	The percentage of underlying loans that are non-performing, in foreclosure, under bankruptcy filing or considered real estate owned.

Residential Assets

We own $1.2 billion of residential assets (with a basis of $0.7 billion), which includes manufactured housing loans (“MH”), residential loans, subprime securities and FNMA/FHLMC securities.

•

During the quarter, we purchased $33.3 million, sold $19.7 million, had principal repayments of $36.9 million and actual principal writedowns of $28.9 million for a net decrease of $52.2 million. We purchased four ABS assets with an average rating of “A.”

•	We had no ABS securities upgraded, one security or $7.5 million affirmed and 38 securities or $123.2 million downgraded (from an average rating of B+ to CCC-).

•	We currently have approximately $48.8 million of ABS securities that are on negative watch for possible downgrade by at least one rating agency as of September 30, 2009.

Manufactured housing and residential loans portfolios ($ in thousands):

Deal	Face Amount $	Basis Amount $	% of Basis	Average Loan Age (months)	Original Balance $	Delinquency 90+/FC/REO (1)	Cumulative Loss to Date

MH Loans Portfolio 1	175,377	116,359	32.3%	96	327,855	1.5%	5.1%
MH Loans Portfolio 2	252,436	199,641	55.3%	126	434,743	1.2%	3.2%
Residential Loans Portfolio 1	67,498	41,438	11.5%	77	646,357	9.1%	0.2%
Residential Loans Portfolio 2	3,795	3,180	0.9%	60	83,950	0.0%	0.0%

TOTAL/WA	499,106	360,618	100.0%	108	1,492,905	2.3%	3.5%

(1)	The percentage of loans that are 90+ days delinquent, or in foreclosure or considered real estate owned (REO).

Subprime securities portfolio excluding our residuals and retained interests in our own securitizations ($ in thousands):

Security Characteristics:

Vintage (1)	Average Minimum Rating (2)	Number	Face Amount $	Basis Amount $	% of Basis	Principal Subordination (3)	Excess Spread (4)

2003	BB	15	23,085	15,481	7.5%	20.9%	4.2%
2004	B+	31	99,222	41,420	20.1%	12.9%	4.2%
2005	B	39	169,272	46,915	22.8%	23.3%	5.1%
2006	CCC	12	105,166	45,187	21.9%	18.7%	4.9%
2007	BB+	7	86,072	57,085	27.7%	30.7%	4.6%

TOTAL/WA	B	104	482,817	206,088	100.0%	21.4%	4.8%

Collateral Characteristics:

Vintage (1)	Average Loan Age (months)	Collateral Factor (5)	3 Month CPR (6)	Delinquency 90+/FC/REO (7)	Cumulative Loss to Date

2003	78	0.11	13.1%	15.0%	2.6%
2004	65	0.15	11.7%	18.8%	2.6%
2005	52	0.25	17.2%	32.8%	7.3%
2006	38	0.58	14.9%	38.6%	9.2%
2007	36	0.69	20.7%	32.4%	8.3%

TOTAL/WA	50	0.37	16.0%	30.3%	6.7%

(1)	The year in which the securities were issued.
(2)	Ratings provided above were determined by third party rating agencies as of a particular date, may not be current and are subject to change (including the assignment of a “negative watch”) at any time.
(3)	The percentage of the outstanding face amount of securities and residual interests that is subordinate to our investments.
(4)	The annualized amount of interest received on the underlying loans in excess of the interest paid on the securities, as a percentage of the outstanding collateral balance.
(5)	The ratio of original unpaid principal balance of loans still outstanding.
(6)	Three month average constant prepayment rate.
(7)	The percentage of underlying loans that are 90+ days delinquent, or in foreclosure or considered real estate owned (REO).

Residuals and retained securities

We own $66.3 million of retained securities and residual interest with a basis of $3.0 million in two subprime portfolio securitizations from 2006 and 2007.

Corporate Assets

We own $0.9 billion of corporate assets (with a basis of $0.8 billion), including REIT debt and corporate bank loans.

•

During the quarter, we purchased $20.0 million, sold $22.8 million, had principal repayments of $108.2 million, and actual principal writedowns of $3.0 million for a net decrease of $114.0 million. Our purchase consisted of three REIT assets with an average rating of “BBB-.”

•

We had no REIT assets upgraded or affirmed and seven REIT assets or $73.1 million downgraded (from a rating of CCC+ to C). We had no bank loans upgraded or affirmed and two securities or $112.0 million downgraded (from an average rating of CCC to CC).

•

We currently have approximately $11.5 million of REIT assets on downgrade watch and $23.0 million of bank loans that are on negative watch for possible downgrade by at least one rating agency as of September 30, 2009.

REIT debt portfolio ($ in thousands):

Industry	Average Minimum Rating (1)	Number	Face Amount $	Basis Amount $	% of Basis

Retail	BB+	18	164,460	152,365	27.6%
Diversified	B-	13	133,141	133,511	24.2%
Office	BBB	12	130,219	132,441	24.0%
Multifamily	BBB	4	18,765	17,513	3.2%
Hotel	BBB-	4	37,220	37,777	6.9%
Healthcare	BBB-	6	51,600	51,374	9.3%
Storage	A-	1	5,000	5,078	0.9%
Industrial	BB-	3	20,865	21,440	3.9%

TOTAL/WA	BB	61	561,270	551,499	100.0%

Corporate bank loan portfolio ($ in thousands):

Industry	Average Minimum Rating (1)	Number	Face Amount $	Basis Amount $	% of Basis

Real Estate	C	3	104,549	62,974	31.8%
Media	CC	2	112,000	35,840	18.1%
Resorts	BB-	1	76,406	59,215	29.9%
Restaurant	B	2	19,388	14,458	7.3%
Transportation	NR	1	27,000	24,300	12.2%
Theatres	B-	1	1,461	1,411	0.7%

TOTAL/WA	CCC-	10	340,804	198,198	100.0%

(1)	Ratings provided above were determined by third party rating agencies as of a particular date, may not be current and are subject to change (including the assignment of a “negative watch”) at any time.

Conference Call

Newcastle’s management will conduct a live conference call today, November 6, 2009, at 1:00 P.M. Eastern Time to review the financial results for the quarter ended September 30, 2009. All interested parties are welcome to participate on the live call. You can access the conference call by dialing (888) 243-2046 (from within the U.S.) or (706) 679-1533 (from outside of the U.S.) ten minutes prior to the scheduled start of the call; please reference “Newcastle Third Quarter Earnings Call.”

A simultaneous webcast of the conference call will be available to the public on a listen-only basis at www.newcastleinv.com. Please allow extra time prior to the call to visit the site and download the necessary software required to listen to the internet broadcast.

A telephonic replay of the conference call will also be available until 11:59 P.M. Eastern Time on Friday, November 13, 2009 by dialing (800) 642-1687 (from within the U.S.) or (706) 645-9291 (from outside of the U.S.); please reference access code “36221474.”

About Newcastle

Newcastle Investment Corp. owns and manages a portfolio of diversified, credit sensitive real estate debt that is primarily financed with match funded debt. Newcastle is organized and conducts its operations to qualify as a real estate investment trust (REIT) for federal income tax purposes. Newcastle is managed by an affiliate of Fortress Investment Group LLC, a global alternative asset manager. For more information regarding Newcastle Investment Corp. or to be added to our e-mail distribution list, please visit www.newcastleinv.com.

Safe Harbor

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements relating to our liquidity, future losses and impairment charges, our ability to acquire assets with attractive returns and the delinquent and loss rates on our subprime portfolios. These statements are based on management’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, many of which are beyond our control. Newcastle can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from Newcastle’s expectations include, but are not limited to, the risk that the ongoing credit and liquidity crisis continues to cause downgrades of a significant number of our securities and recording of additional impairment charges or reductions in shareholders’ equity; the risk that we can find additional suitably priced investments; the risk that investments made or committed to be made cannot be financed on the basis and for the term at which we expect; the relationship between yields on assets which are paid off and yields on assets in which such monies can be reinvested; and the relative spreads between the yield on the assets we invest in and the cost and availability of debt and equity financing. Accordingly, you should not place undue reliance on any forward-looking statements contained in this press release. For a discussion of some of the risks and important factors that could affect such forward-looking statements, see the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” in the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are available on the Company’s website (www.newcastleinv.com). In addition, new risks and uncertainties emerge from time to time, and it is not possible for the Company to predict or assess the impact of every factor that may cause its actual results to differ from those contained in any forward-looking statements. Such forward-looking statements speak only as of the date of this press release. Newcastle expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Newcastle Investment Corp.

Consolidated Statements of Operations

(dollars in thousands, except share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Interest income	$75,222	$113,549	$287,033	$361,461
Interest expense	52,438	73,651	167,154	236,739

Net interest income	22,784	39,898	119,879	124,722

Impairment
Provision for credit losses on loan pools	—	2,077	—	6,450
Valuation allowance (reversal) on loans (held for sale in 2009)	(6,926)	39,831	83,093	76,916
Other-than-temporary impairment on securities	130,555	121,047	526,691	269,216
Portion of other-than-temporary impairment on securities recognized in other comprehensive income	(32,827)	—	(88,105)	—

	90,802	162,955	521,679	352,582

Net interest income (loss) after impairment	(68,018)	(123,057)	(401,800)	(227,860)

Other Income (Loss)
Gain (loss) on settlement of investments, net	(1,709)	(2,569)	7,788	3,920
Gain on extinguishment of debt	132,534	5,315	186,209	13,848
Other income (loss), net	(2,252)	(17,912)	2,193	(35,793)
Equity in earnings of unconsolidated subsidiaries	296	419	281	8,189

	128,869	(14,747)	196,471	(9,836)

Expenses
Loan and security servicing expense	1,097	1,718	3,869	5,236
General and administrative expense	2,230	2,135	6,821	5,619
Management fee to affiliate	4,492	4,597	13,475	13,791
Depreciation and amortization	73	73	218	218

	7,892	8,523	24,383	24,864

Income (loss) from continuing operations	52,959	(146,327)	(229,712)	(262,560)
Income (loss) from discontinued operations	79	227	(96)	(8,724)

Net Income (Loss)	53,038	(146,100)	(229,808)	(271,284)
Preferred dividends	(3,375)	(3,375)	(10,126)	(10,126)

Income (Loss) Applicable to Common Stockholders	$49,663	$(149,475)	$(239,934)	$(281,410)

Income (loss) Per Share of Common Stock
Basic	$0.94	$(2.83)	$(4.54)	$(5.33)

Diluted	$0.94	$(2.83)	$(4.54)	$(5.33)

Income (loss) from continuing operations per share of common stock, after preferred dividends
Basic	$0.94	$(2.84)	$(4.54)	$(5.17)

Diluted	$0.94	$(2.84)	$(4.54)	$(5.17)

Income (loss) from discontinued operations per share of common stock
Basic	$—	$0.01	$—	$(0.16)

Diluted	$—	$0.01	$—	$(0.16)

Weighted Average Number of Shares of Common Stock Outstanding
Basic	52,905,335	52,788,766	52,850,034	52,784,048

Diluted	52,905,335	52,788,766	52,850,034	52,784,048

Dividends Declared per Share of Common Stock	$—	$0.250	$—	$0.750

Newcastle Investment Corp.

Consolidated Balance Sheets

(dollars in thousands, except share data)

	September 30, 2009 (unaudited)	December 31, 2008

Assets
Real estate securities, available for sale	$1,761,209	$1,668,748
Real estate related loans, held for sale, net	606,504	843,212
Residential mortgage loans, held for sale, net	368,939	409,632
Subprime mortgage loans subject to call option	401,713	398,026
Investments in unconsolidated subsidiaries	173	384
Operating real estate, held for sale	10,116	11,866
Cash and cash equivalents	73,249	49,746
Restricted cash	140,728	44,282
Receivables and other assets	36,276	47,727

	$3,398,907	$3,473,623

Liabilities and Stockholders’ Equity (Deficit)

Liabilities
CDO bonds payable	4,111,136	4,359,981
Other bonds payable	315,845	380,620
Repurchase agreements	78,039	276,472
Financing of subprime mortgage loans subject to call option	401,713	398,026
Junior subordinated notes payable	101,634	100,100
Derivative liabilities	242,578	333,977
Due to affiliates	1,497	1,532
Payables to brokers, dealers and clearing organizations	7,337	—
Accrued expenses and other liabilities	7,457	16,447

	5,267,236	5,867,155

Stockholders’ Equity (Deficit)
Preferred stock, $0.01 par value, 100,000,000 shares authorized, 2,500,000 shares of 9.75% Series B Cumulative Redeemable Preferred Stock; 1,600,000 shares of 8.05% Series C Cumulative Redeemable Preferred Stock; and 2,000,000 shares of 8.375% Series D Cumulative Redeemable Preferred Stock liquidation preference $25.00 per share, issued and outstanding	152,500	152,500
Common stock, $0.01 par value, 500,000,000 shares authorized, 52,905,335 and 52,789,050 shares issued and outstanding at September 30, 2009 and December 31, 2008, respectively	529	528
Additional paid-in capital	1,033,506	1,033,416
Accumulated deficit	(2,213,287)	(3,272,403)
Accumulated other comprehensive income (loss)	(841,577)	(307,573)

	(1,868,329)	(2,393,532)

	$3,398,907	$3,473,623

Newcastle Investment Corp.

Reconciliation of Net Interest Income Less Expenses (Net of Preferred Dividends)

(dollars in thousands)

(Unaudited)

	Three Months Ended
	September 30, 2009	September 30, 2008
Net Income (Loss) Applicable to Common Stockholders	$49,663	$(149,475)
Add (Deduct):
Impairment	90,802	162,955
Other Income (Loss)	(128,869)	14,747
Income from discontinued operations	(79)	(227)

Net Interest Income less Expenses (Net of Preferred Dividends)	$11,517	$28,000